Exhibit 3.1(o)

P09000016429

Florida Department of State
Division of Corporations
Electronic Filing Cover Sheet

Note: Please print this page and use it as a cover sheet. Type the fax audit number (shown below) on the top and bottom of all pages of the document.

(((H17000007473 3)))

H170000074733ABC$

Note: DO NOT hit the REFRESH/RELOAD button on your browser from this page. Doing so will generate another cover sheet.

To:

Division of Corporations
Fax Number : (850)617-6380

From:

Account Name : LEGAL & COMPLIANCE, LLC
Account Number : I20140000006
Phone : (561)514-0936
Fax Number : (561)514-0832

FILED
2017 JAN -9 AM 9:10
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

Enter the email address for this business entity to be used for future annual report mailings. Enter only one email address please.

Email Address:____________________________

COR AMND/RESTATE/CORRECT OR O/D RESIGN

CAROLCO PICTURES, INC.

Certificate of Status	0
Certified Copy	0
Page Count	01
Estimated Charge	$35.00

Amend

JAN 10 2017

I ALBRITTON

RECEIVED
17 JAN -9 PM 3:20
DEPARTMENT OF STATE
DIVISION OF CORPORATIONS
TALLAHASSEE, FLORIDA

Electronic Filing Menu   Corporate Filing Menu   Help

FILED
2017 JAN -9 AM 9:10
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
CAROLCO PICTURES, INC.

(Reverse Stock Split & Decrease in Authorized Shares)

Pursuant to Section 607.1006 of the Florida Business Corporation Act, Carolco Pictures, Inc., a Florida corporation (the "Corporation"), hereby amends ("Articles of Amendment") its amended and restated articles of incorporation, as amended ("Articles"), as follows:

A. Reverse Stock Split. Upon the Effective Time (as defined below) of these Articles of Amendment, each one (1) share of the Corporation's common stock, par value $$0.0001 per share ("Common Stock") issued and outstanding immediately prior to the Effective Time will be and hereby is automatically reclassified and changed (without any further act) into 1/10,000 of a validly issued, fully-paid and non-assessable share of Common Stock, without increasing or decreasing the par value thereof, provided that no fractional shares shall be issued in respect of any shares of Common Stock held by any holder, and that, instead of issuing such fractional shares, the Corporation shall round up any partial shares to the next highest whole share.

B. Reduction in Authorized Capital Stock. Immediately after the reverse stock split referenced above is effective, Article V of the Articles is hereby amended and restated in its entirety to read as follows:

Article V – CAPITAL STOCK

The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be (i) three hundred million (300,000,000) shares of common stock, par value $0.0001 per share (the "Common Stock"), and (ii) fifty million (50,000,000) shares of preferred stock, par value $0.0001 per share (the "Preferred Stock"), the rights and preferences of which may be determined by the Board of Directors.

C. Authority to Amend. These Articles of Amendment were adopted by the unanimous consent of the Corporation's Board of Directors on December 7, 2016 and duly approved by the Corporation's stockholders on December 7, 2016 as required by law and the Corporation's Articles. The number of votes cast for the Articles of Amendment by the stockholders was sufficient for approval.

D. Effective Time. The foregoing amendment will become effective on January 30, 2017 ("Effective Time").

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of January 9, 2017.

Carolco Pictures, Inc.

By: ______________________

Name:David Cohen
Title: Chief Executive Officer